United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 12, 2011 (July 7, 2011)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 12, 2011, Comtech Telecommunications Corp. (the “Company”) entered into a Fourth Amendment to the Credit Agreement, dated as of June 24, 2009 (as amended, restated, supplemented or modified, from time to time, the “Credit Agreement”) with Citibank, N.A., as the administrative agent, and the lenders signatory thereto (JPMorgan Chase Bank, N.A., Bank of America, N.A., Manufacturers and Traders Trust Company and New York Commercial Bank).

Among other things, the Fourth Amendment amends the Credit Agreement to increase the basket amount for repurchases of equity securities to $300.0 million from $100.0 million and to eliminate, in its entirety, the requirement to maintain $100.0 million of unrestricted cash and cash equivalents.

The foregoing summary of the Fourth Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the Fourth Amendment, which is Exhibit 10.1 hereto.  The Fourth Amendment is incorporated by reference into this Current Report on Form 8-K.

Item 8.01               Other Events.

On July 7, 2011, the Company issued a press release announcing it has completed its $100.0 million stock repurchase program approved in September 2010, and that its Board of Directors authorized a new $150.0 million stock repurchase program.

A copy of the press release issued by the Company concerning the foregoing is furnished herewith as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 8.01 (including the exhibit hereto) relating to this announcement shall not be deemed filed under the Securities and Exchange Commission’s rules and regulations and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Fourth Amendment, dated as of July 12, 2011, to the Credit Agreement, dated as of June 24, 2009 (as amended, restated, supplemented or modified, from time to time).

99.1	Press Release, dated July 7, 2011, announcing the completion of existing stock repurchase program and authorization of a new $150.0 million stock repurchase program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated: July 12, 2011

By:	/s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: Senior Vice President and
Chief Financial Officer